Exhibit 10.4

AMENDMENT TO

DOMINION RESOURCES, INC.

NEW RETIREMENT BENEFIT RESTORATION PLAN

AMENDMENT, effective as of the date below, to the Dominion Resources, Inc. New Retirement Benefit Restoration Plan (the “Plan”). Dominion Resources, Inc. (the “Company”) maintains the Plan, as amended and restated effective January 1, 2009. The Board of Directors of the Company has the power to amend the Plan.

NOW, THEREFORE, the Plan is amended as follows:

1.	Effective June 26, 2013, Section 1.22 of the Plan is hereby amended in its entirety as follows:

“Spouse” means the person to whom a Participant is legally married, under the laws of the jurisdiction where the marriage was celebrated, at the first to occur of (a) the date of the Participant’s Separation from Service or (b) the date of the Participant’s death.

2.	Effective January 1, 2015, a new Section 9.5 is added to the Plan as follows:

“9.5 Time Limitations.

(a) A claimant may not file a claim in accordance with Section 9.4 later than one year from the time the claim initially arises under Section 9.5(c).

(b) A claimant may not bring a legal action in court relating to a claim after the later of:

(i) Three years from the time the claim initially arises under Section 9.5(c); and

(ii) If a claim is made in accordance with Section 9.4 within the time period prescribed in Section 9.5(a), one year from the final disposition of the claim by the CGN Committee (whether by written notification or because the review period expires without action).

(c) For purposes of this Section 9.5, a claim arises at the following times:

(i) For a claim as to eligibility for the Plan, the date on which the claimant asserts that eligibility should have commenced.

(ii) For a claim related to the amount of benefits under the Plan, the date on which benefit payments commence (or would have commenced under the Plan’s terms, had any benefits been payable).

(iii) For any other claim, the date on which the claimant knows, or should reasonably have known, the existence of any facts or circumstances sufficient to give rise to the claim.

To the extent the claim of a Beneficiary relates to the amount of benefits to which a Participant was or should have been entitled, the claim arises at the same time for the Beneficiary as it would for the Participant. This does not apply to the extent the claim relates only to the Beneficiary’s rights.

(d) The provisions of Section 9.5 shall control for all Plan purposes and any state or federal statute of limitations that would apply were it not for this Section 9.5 shall not apply. The time periods set forth in this Section 9.5 shall not be tolled during any period in which a Participant’s claim is being considered under the claims procedure set forth in Section 9.4.

(e) The exclusive venue for any legal action in court for any matter related to the Plan shall be the federal court with jurisdiction for the locale of the corporate headquarters of Dominion Resources, Inc.”

3. In all respects not amended, the Plan is hereby ratified and confirmed.

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